Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
December 23, 2013	Francie P. Reppy
(304) 218-2400

First West Virginia Bancorp, Inc. Announces Appointment of William G. Petroplus as Interim President and Chief Executive Officer Following the Death of Sylvan J. Dlesk

Wheeling, West Virginia – The Board of Directors of First West Virginia Bancorp, Inc. (NYSE MKT: FWV) (the “Company”) today announced that William G. Petroplus will serve as the interim President and Chief Executive Officer following the passing of Sylvan J. Dlesk on December 18, 2013. The Board of Directors appointed Mr. Petroplus to serve as interim President and Chief Executive Officer effective December 21, 2013. Mr. Petroplus has served on the Company’s Board of Directors since 1998 and is currently serving as Chairman of the Nominating Committee and is a member of the Corporate Governance/Human Resource Compensation Committee. Mr. Petroplus also serves as a director of Progressive Bank, N.A., the Company’s wholly owned banking subsidiary.

The Board of Directors has formed a search committee consisting of William G. Petroplus, R. Clark Morton, Laura G. Inman, Thomas L. Sable and Clyde Campbell for purposes of selecting a permanent President and Chief Executive Officer of the Company and a President and Chief Executive Officer and Senior Loan Officer of Progressive Bank, N.A.

The Board of Directors also appointed R. Clark Morton to succeed Mr. Dlesk as the Chairman of the Board of the Company. This appointment was effective December 19, 2013. Mr. Morton has served on the Board of Directors of the Company since 1965. Mr. Morton is currently serving as a member of the Audit Committee and the Corporate Governance/Human Resource Compensation Committee of the Company. He also currently serves as the Chairman of Progressive Bank, N.A.

On December 19, 2013, the Board of Directors amended the Company’s Amended and Restated By-Laws to reduce the minimum number of directors from five (5) to four (4). At its meeting on December 21, 2013, the Board appointed Laura G. Inman and Rosalie J. Dlesk as directors of the Company effective December 21, 2013.

Petroplus said “We are deeply saddened by the sudden loss of Mr. Dlesk. Mr. Dlesk has been a close personal friend of mine in excess of 39 years. During Mr. Dlesk’s tenure at the Bank, he established an excellent management team to solidify the Bank for the future. The Bank directors and employees express our deep gratitude to Mr. Dlesk for his long-term service and commitment to our Company and to Progressive Bank., N.A. and we express our sympathies to his family. He will be sorely missed.”

About First West Virginia Bancorp, Inc.

First West Virginia Bancorp, Inc., headquartered in Wheeling, West Virginia, is a $325 million holding company and the parent company of Progressive Bank, N.A. Progressive Bank, N.A. is a community bank and operates nine full service branches located in Wheeling (3), Wellsburg, Moundsville, New Martinsville, Buckhannon, and Weston, West Virginia and Bellaire, Ohio. The Company’s common stock is traded on the NYSE MKT under the symbol, “FWV.” Additional investor information can be found on the Company’s website at www.progbank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.